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                                                                      EXHIBIT 99




FOR IMMEDIATE RELEASE                                              PRESS RELEASE

FOR MORE INFORMATION, CONTACT:
Glenn A. Forbes
Chief Financial Officer
(203) 341-4264



                    PLAYTEX PRODUCTS REVISES EARNINGS OUTLOOK

WESTPORT, CT (JANUARY 11, 2001) - PLAYTEX PRODUCTS, INC. (NYSE: PYX), a leading diversified personal care and consumer products company, today revised the Company's outlook for the fourth quarter and full year 2000 and for the year 2001. Net Sales for the quarter are expected to be approximately 5% below year ago levels due to a slowing economic environment, the related trade management of inventory levels, and continued competitive activities impacting the Company's infant care business. The Company is assuming that these factors may continue through the first half of 2001.

Earnings for the fourth quarter are expected to be in the $.02 to $.04 range and full year 2000 performance is expected to be within the $.57 to $.59 range. The year 2001 is currently expected to grow by mid-single digits in net sales over the revised 2000 estimate. The Company continues to plan to maintain gross margins and advertising and promotion as a percent of net sales in 2001 essentially in line with full year 2000.

"Despite solid retail takeaway in feminine care, a strong start to the 2001 sun care season sell-in and some recovery in selected infant care segments, our overall shipment results were below year ago," said Michael R. Gallagher, Playtex's Chief Executive Officer. "It appears that trade inventory levels were reduced unexpectedly at year-end for a number of our categories. In addition, the resumption of growth across certain of our infant care businesses has not yet occurred. We anticipate that these factors will continue into the first quarter, with mid-single digit growth in the second quarter and strong single digit growth thereafter. The fundamentals of market share and consumption growth remain attractive for our Company. Given the uncertain economic environment, we believe it is prudent to plan 2001 for modest growth over 2000."

Playtex Products will hold a conference call with analysts and investors at 10:30 a.m. ET Thursday, January 11. The dial-in number is 703-871-3094. To access the simultaneous webcast or replay of this call, please go to the "Investor Relations" portion of our web-site: www.playtexproductsinc.com. The Company plans to announce fourth quarter earnings on January 31, 2001.

Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of personal care and consumer products, including PLAYTEX infant feeding products, BINKY, WET ONES, BABY MAGIC, DIAPER GENIE, MR. BUBBLE, PLAYTEX tampons, BANANA BOAT, WOOLITE rug and upholstery cleaners, PLAYTEX gloves, BINACA and OGILVIE.

THE MATTERS DESCRIBED HEREIN CONTAIN FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE A NUMBER OF RISKS, UNCERTAINTIES OR OTHER FACTORS BEYOND THE COMPANY'S CONTROL, WHICH MAY CAUSE MATERIAL DIFFERENCES IN ACTUAL RESULTS, PERFORMANCE OR OTHER EXPECTATIONS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, INTEREST RATES, COMPETITIVE MARKET PRESSURES, THE LOSS OF A SIGNIFICANT CUSTOMER, RAW MATERIAL AND MANUFACTURING COSTS, CAPACITY LIMITATIONS, THE ABILITY TO INTEGRATE ACQUISITIONS, ADVERSE PUBLICITY AND PRODUCT LIABILITY CLAIMS, CAPITAL STRUCTURE, THE IMPACT OF WEATHER CONDITIONS ON SALES, AND OTHER FACTORS DETAILED IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE SUCH INFORMATION.

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